UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Barbara R. Allen
   403 West Fourth Street North
P.O. Box 39
   IA, Newton 50208
2. Issuer Name and Ticker or Trading Symbol
   Maytag Corporation (MYG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/14/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Common Stock        |      |      |    | |                  |   |           |1460               |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
2002 Employee|        |3/14/ 2|      |P   | |73.487 1   |A  |     |     |Common Stock|73.487 |18.89  |7785.508    |I  |by Phantom U|
 & Director S|        |003    |      |    | |           |   |     |     |            |       |       |            |   |nits        |
tock Incentiv|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
e Plan       |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non Employee |52.2188 |       |      |    | |           |   |     |05/15|Common Stock|       |       |3000        |D  |            |
Director Stoc|        |       |      |    | |           |   |     |/2003|            |       |       |            |   |            |
k Option (Rig|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non Employee |35.5625 |       |      |    | |           |   |     |05/11|Common Stock|       |       |3000        |D  |            |
Director Stoc|        |       |      |    | |           |   |     |/2005|            |       |       |            |   |            |
k Option (Rig|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non Employee |34.1450 |       |      |    | |           |   |     |5/11/|Common Stock|       |       |3000        |D  |            |
Director Stoc|        |       |      |    | |           |   |     |2006 |            |       |       |            |   |            |
k Option (Rig|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non Employee |45.9750 |       |      |    | |           |   |2    |05/10|Common Stock|       |       |3000        |D  |            |
Director Stoc|        |       |      |    | |           |   |     |/2001|            |       |       |            |   |            |
k Option (Rig|        |       |      |    | |           |   |     |2    |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non Employee |70.9375 |       |      |    | |           |   |     |05/14|Common Stock|       |       |3000        |D  |            |
Director Stoc|        |       |      |    | |           |   |     |/2004|            |       |       |            |   |            |
k Option (Rig|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Shares accumulated through reinvestment of dividends.
2. This option has a three-tier vesting schedule; 1,000 shares vest 05/10/2003, 1,000 shares vest 05/10/2004 and final 1,000 shares vest 05/10/2005.
SIGNATURE OF REPORTING PERSON
Barbara R. Allen
Signed by Roger K. Scholten, as attorney in fact for Barbara R. Allen.